Exhibit 3





  CONTACT:
   Lawrence A. Rand  Louis Lipschitz   Jodi Taylor           Naomi Rosenfeld
   Kekst and Company Toys "R" Us, Inc. Baby Superstore, Inc. Morgan Walke
   437 Madison Ave.  461 From Road     1201 Wood Chapel Rd.  380 Lexington Ave.
   New York, NY      Paramus, NJ       Duncan, SC            New York, NY
   (212) 593-2855    (201) 388-5548    (864) 968-9292        (212) 850-6600


      FOR:        Toys "R" Us, Inc.               Baby Superstore, Inc.

                                                  FOR IMMEDIATE RELEASE


           TOYS "R" US TO ACCELERATE EXPANSION OF ITS NEW BABIES "R" US
            DIVISION THROUGH STRATEGIC ACQUISITION OF BABY SUPERSTORE


                   PARAMUS, NEW JERSEY AND DUNCAN, SOUTH CAROLINA, OCTO-BER 2, 1996 -- Toys "R" Us, Inc. (NYSE: TOY) and Baby Super-store, Inc. (NASDAQ: BSST) today announced the execution of a definitive Merger Agreement pursuant to which Toys "R" Us will acquire Baby Superstore, Inc. in a tax-free exchange of shares valued at approximately $376 million, based upon the closing price of Toys "R" Us stock as of October 1, 1996. Under the terms of the Agreement, Baby Superstore shareholders will re-ceive .8121 of a share of Toys "R" Us stock for each Baby Su-perstore share, valued at $23.45 as of the close of business on October 1, 1996. Jack Tate, founder, Chairman and Chief Execu-tive Officer of Baby Superstore, will receive .5150 of a share for each Baby Superstore share, valued at $14.87 as of close of business on October 1, 1996. The Merger, which has been ap-proved by both Boards of Directors, is subject to customary regulatory approvals and approval by Baby Superstore sharehold-ers.

                   Michael Goldstein, Chief Executive Officer of Toys "R" Us, said that "this transaction is another important step in our long range strategic business plan to become the leading retailer in the infant-through-toddler marketplace. Through the excellent strategic fit of this acquisition, we will be able to accelerate our planned growth in sales and profitabil-ity of Babies "R" Us, our new format that is already exhibiting exciting growth potential."

                   Through its acquisition of Baby Superstore, which is the leading operator of infant and toddler superstores, Babies "R" Us emerges as the sector's leading specialty store operator with 73 stores in 23 states generating sales in excess of $450 million in 1996. "The Company expects the combination of these two businesses will provide significant synergies to both busi-nesses, including lower costs and economies of scale," Mr. Goldstein said.





                   Commenting on the announcement, Mr. Tate said, "This transaction will combine the well-established Baby Superstore concept with the tremendous financial, operational and market-ing resources of Toys "R" Us, to create retailing leadership in the baby and toddlers' products segments.

                   "As an indication of my confidence in the potential of the combined company, of which I will be the single largest individual shareholder, I have agreed to accept a reduced ex-change ratio for my stock, as compared to that paid to all other shareholders. Not only will this help to facilitate a transaction of which I have been a strong proponent, but it will also enhance the returns for the remaining shareholders, as well as for those associate option-holders who have helped grow Baby Superstore over the years."

                   Mr. Goldstein further stated that "we are excited about the opportunity to apply our vast operational experience and our strong financial and management expertise to the Baby Superstore business. We are also pleased to welcome the Baby Superstore associates into the Toys "R" Us family. Their knowledge and experience in the juvenile market will enhance our prospects to build this business in the future. In addi-tion, by immediately increasing our presence in the infant/ toddler market, we will be best positioned to capitalize on the natural synergies inherent among our Babies "R" Us, Toys "R" Us and Kids "R" Us businesses. As a result, we expect this acqui-sition to provide incremental sales and earnings growth to Toys "R" Us, immediately following consummation of the transaction."

                   The transaction is anticipated to close around the end of the companies' fiscal year at the end of January. Mr. Tate, holder of approximately 46.8% of Baby Superstore common stock, has entered into an agreement to vote his shares in fa-vor of the merger.

                   Goldman, Sachs & Co. served as financial advisors to Toys "R" Us for purposes of this transaction. CS First Boston and Invemed Associates, Inc. served as financial advisors to Baby Superstore for purposes of this transaction.

                   Baby Superstore, Inc. is a leading large format re-tailer of baby and young children's products in the United States. The Company currently operates 70 stores in 21 states.

                   Toys "R" Us is the world's largest retailer of chil-dren's products currently operating 651 toy stores in the Unit-ed States, 366 international toy stores, including franchise stores, 211 Kids "R" Us children's clothing stores and three Babies "R" Us stores.


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